Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Microlin Bio, Inc. on Form S-1 to be filed on or about April 15, 2014 of our report dated January 10, 2014, on our audit of the financial statements as of September 30, 2013 and for the period from July 30, 2013 (inception) to September 30, 2013. Our report included an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Iselin, New Jersey
April 15, 2014